Exhibit 99.2

VASCO Data Security International, Inc. (VDSI)

Silanis Acquisition Conference Call October 6, 2015

[SPEAKER: JOHN GUNN]

Thank you operator. Greetings everyone and thank you for joining the VASCO Data Security Silanis acquisition investor conference call. My name is John Gunn and I am the Vice President of Corporate Communications. This call is being broadcast over the internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com

During this call, we will provide an update on our announced acquisition of Silanis Technology, Inc. Speaking first will be Ken Hunt, VASCO Chairman, Founder and CEO, followed by Tommy Petrogiannis, CEO and co-founder of Silanis Inc., and then we will open the call for questions.

PLEASE NOTE THAT STATEMENTS MADE DURING THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES, INCLUDING STATEMENTS REGARDING EXPECTATIONS WITH RESPECT TO THE COMPANY’S PENDING ACQUISITION OF SILANIS, ARE

VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

FORWARD-LOOKING STATEMENTS. WE HAVE TRIED TO INDENTIFY THESE STATEMENTS BY USING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO TODAY’S PRESS RELEASE AND THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD. IN ADDITION, PLEASE NOTE THAT THE DATE OF THIS CONFERENCE CALL IS OCTOBER 6, 2015, AND ANY FORWARD-LOOKING STATEMENTS AND RELATED ASSUMPTIONS ARE MADE AS OF THIS DATE. EXCEPT AS EXPRESSLY REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO UPDATE THESE STATEMENTS AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS OR FOR ANY OTHER REASON.

At this time, I will turn the call over to Ken Hunt.

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

[SPEAKER: KEN HUNT]

Thank you John and thank you everyone for joining us on the call.

Today, we are very excited to announce the largest and most significant acquisition in the twenty-six year history of VASCO. We have entered into an agreement to acquire Silanis, a rapidly growing Canadian company that is a market-leading provider of electronic signature solutions used to sign, send and manage digital documents. Examples of this are mortgage documents, bank account opening documents, and documents supporting similar transactions that were previously processed manually. By using Silanis’ digital process solutions, companies can demonstrate compliance with process-related regulations, increase efficiency, reduce costs and provide a much more positive customer experience. We believe that Silanis’ digital transaction solutions is a natural extension of our authentication and fraud prevention solution portfolio. We further believe that VASCO and Silanis’ share a common mission, which is to address the business needs of organizations that conduct secure digital transactions over the internet that must meet strict regulatory compliance requirements.

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

As you know, VASCO enjoys an exceptional position as a trusted provider of solutions that enable secure online and mobile transactions. Silanis has a similar position in North America, and not just with banks, but also with leading insurance providers, healthcare providers, pharmaceutical companies, and government accounts including the USDA, the Army, and GSA.

We expect the transaction to deliver significant revenue synergies by leveraging VASCO’s customer base. Directly after closing, we will be able to start selling Silanis solutions to the 10,000 global organizations, including the 1700-plus banking customers, in our customer base. Silanis and VASCO already have common customers today in the banking segment, and some of VASCO’s largest customers have recently communicated their need to manage their digital business transactions. I personally experienced this first hand last month when I was meeting with executives of a major European bank and coincidentally they asked me about exactly the type of solution that Silanis provides.

We can start selling Silanis solutions to our customers on day 1 after close, because no integration or additional development is needed for many applications. We will support additional investments in Silanis to allow them to expand internationally. We will essentially take Silanis’ success in North America and, as rapidly as possible, export that to our customer base around the world.

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

I am also very pleased with how the acquisition demonstrates progress in executing our vision. To start, this includes delivering innovative solutions that will be in high demand among our customers because of the security and convenience they provide. Second, Silanis is a SaaS provider and this will help us achieve our objective of increasing the percentage of our revenue that comes from a recurring revenue model. Third, because Silanis does most of their business in North America across a broad range of vertical market segments, including government, healthcare and insurance, this will help us achieve our objective of adding new customers in new verticals, and in this instance, especially those generating revenue in North America.

We expect to operate Silanis as a separate business unit with Tommy Petrogiannis, its CEO and co-founder reporting directly to me. While Jan Valcke and his team will coordinate sales and marketing activities globally with Silanis, Jan’s primary focus will be on continuing to achieve the long-term growth that we expect from VASCO’s core authentication and anti-fraud business.

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

Silanis’ business is very attractive today. They are growing at a very healthy pace. Revenues reported by Silanis, using Canadian Generally Accepted Accounting Principles, were approximately $12 million for the full-year 2014, an increase of more than 25% over full-year 2013. And for the full-year 2015, they expect to report revenues of approximately USD $16 million, an increase of approximately 30% over full-year 2014 results. Based on bookings of new business through the third quarter of 2015, which were up more than 200% over the comparable period in 2014, Silanis is projecting that its revenues for 2016, on a standalone basis, will increase more than 25% over 2015.

It’s very exciting to expand into a solution segment with strong double digit growth. Forrester Research reports that the e-signature market segment has been growing at a rate of 53% for the past few years, and they expect this trend to continue through 2017, which is as far out as their numbers go. In their last Wave report, from 2013, Forrester identified Silanis as one of the top providers for e-signatures solutions along with DocuSign and Abode.

Analysts and customers give the Silanis e-SignLive solution high marks for many reasons, including its unique ability to completely white label the e-signature process, an active audit process for the most complete audit trails, a uniform platform that supports cloud, on-premise and hybrid implementations, and the growing number of regional data centers round the globe that allow customers to meet regulatory and data residency requirements.

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

Under the terms of the definitive agreement, VASCO will acquire all of the outstanding equity of Silanis for cash consideration of $85 million. The acquisition will be financed from VASCO’s existing cash balances. We believe that acquisitions such as Silanis, our recent acquisitions of RiskIDS and Cronto, add additional acquisition opportunities that we are pursuing and are the best use of our cash.

Because Silanis is investing heavily in its growth, including its expansion into Europe, we expect the acquisition to be dilutive in 2016, on a GAAP and non-GAAP basis, which would exclude the amortization of purchased intangible assets. We expect the acquisition to be accretive in 2017 on a non-GAAP basis. Subject to a closing blackout period from December 1 through December 31, 2015, VASCO and Silanis will use commercially reasonable efforts to cause the closing to occur as soon as practicable, but in any event by January 31, 2016 or such other date as the Parties may agree to in writing.

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

While we are obviously excited about the addition of Silanis to VASCO, it is important to emphasize that VASCO remains fully committed to our core authentication and fraud prevention business. We are continuing to invest significantly in developing the next generation of our core solutions to meet the evolving needs of our global customer base.

At this time, I would like to introduce Tommy Petrogiannis, Silanis’ Chief Executive Officer and co-founder. It is Tommy’s vision and leadership that have propelled Silanis to where the company is today. I am very happy to share that Tommy has committed to staying with Silanis and leading us to the next level.

[SPEAKER: TOMMY PETROGIANNIS]

It is a real pleasure to be part of this call. I’m personally very excited about the combination of our two companies. We are all about making paperless happen. We target regulated markets – where completing a transaction has to be done properly. There is a growing need for organizations to go digital—and the driving factors are often providing that transformational customer experience, increased compliance needs and requirements, and cost reductions and/or revenue acceleration

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

Some of the largest banks, insurers, and government agencies have standardized on our solutions across the enterprise – processing 100’s of millions of documents annually and have eliminated paper in their internal processes as well as in their customer facing lines of business.

As a company, we have a very strong presence in North America and have been organically growing our customer base in Europe, Australia, and Asia. Our plan at the beginning of this year was to expand globally – in June, we announced that we would be launching instances of our e-SignLive solution in multiple IBM Cloud datacenters in order to address Data Residency requirements of the regulated customers in multiple regions – with today’s announcement, we can accelerate our global game plan expansion aggressively and cost effectively while bringing to VASCO a recurring revenue software machine that can leverage VASCO’s current product set.

I take pride in the fact that we consistently have the highest customer satisfaction ratings and Net Promoter Scores in our market. Knowing that the culture and the DNA of these two companies is very similar in that we focus on the customer, has me extremely pumped about what the future will bring.

Thank you. I would now like to turn the meeting back to Ken.

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

[SPEAKER: KEN HUNT – CLOSING REMARKS]

Thank you Tommy. I will close by summarizing why we like this transaction so much.

•	We will soon have one of the leading providers of electronic signature solutions in our solution portfolio and, as you can see, this is a rapidly growing category.

•	We believe that in addition to the strong demand that we believe exists for Silanis’ solutions in our primary vertical category, which is banks, the addition of Silanis is expected to provide opportunities for us to introduce our core authentication products to insurance firms, healthcare, government agencies, and in other verticals that are currently customers of Silanis.

•	We believe the addition of Silanis is a natural extension of our commitment to protect and facilitate online transactions via the web and mobile devices. The simple fact is that no business can successfully go-mobile if they still require a customer to show up in-person to sign a document, or if the mobile transaction is not secure.

•	With Silanis’ current revenue model, we expect to accelerate the percentage of our revenue that comes from a recurring revenue model.

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VASCO Data Security International, Inc. – Silanis Acquisition Conference Call October 6, 2015

•	With Silanis’ existing and planned data centers in many locations around the world that support their product offering, we will have the infrastructure that is required to successfully sell this solution on a global basis.

•	The addition of Silanis increases VASCO’s revenue base in North America and is expected to facilitate future revenue growth in this region.

•	And finally, we will have e-signature technology that we and many industry analysts believe is among the best in the category.

This concludes our comments for today and we will now open the call for questions. Operator.

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